AMENDMENT TO
                       INVESTMENT MANAGEMENT AND SERVICES AGREEMENT

Part Two: COMPENSATION TO INVESTMENT MANAGER, paragraph (1), of the Investment Management and Services Agreement between AXP Variable Portfolio-Investment Series, Inc. on behalf of AXP Variable Portfolio-Capital Resource Fund, AXP Variable Portfolio-International Fund and AXP Variable Portfolio-Strategy Aggressive Fund and American Express Financial Corporation dated March 20, 1995, is modifies as follows. All other provisions of the agreement remain in full force and effect.

         (1) The asset charge for each calendar day of each year shall be equal to the total of 1/365th (1/366th in each leap year) of the amount computed in accordance with paragraph (ii) below. The computation shall be made for each day on the basis of net assets as of the close of business. In the case of the suspension of the computation of net asset value, the fee for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. Net assets as of the close of a full business day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

IN WITNESS WHEREOF, the parties have executed this amendment as of the 3rd day of June, 2002.

                           AXP VARIABLE PORTFOLIO-INVESTMENT SERIES, INC.
                                 AXP Variable Portfolio-Capital Resource Fund
                                 AXP Variable Portfolio-International Fund
                                 AXP Variable Portfolio-Strategy Aggressive Fund


                           By: /s/  Leslie L. Ogg
                               -------------------------------------------------
                                    Leslie L. Ogg
                                    Vice President


                           AMERICAN EXPRESS FINANCIAL CORPORATION


                           By: /s/  Paula R. Meyer
                               -------------------------------------------------
                                    Paula R. Meyer
                                    Vice President